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EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

STATE OR SUBSIDIARY	OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION	NAME UNDER WHICH THE SUBSIDIARY DOES BUSINESS
Bogen Corporation	Delaware	Bogen Corporation
(a) Bogen Communications, Inc. (1)	Delaware	Bogen Communications, Inc.
(b) Bogen Communications (Barbados), Ltd. (2)	Barbados	Bogen Communications (Barbados), Ltd.
(c) Apogee Sound International, LLC. (2)	Delaware	Apogee Sound International, LLC.
Thor USA	Delaware	Thor USA
Bogen Communications, LLC	Delaware	Bogen Communications, LLC
Speech Design International, Inc.	Delaware	Speech Design International, Inc.
(d) Speech Design GmbH (3)	Germany	Speech Design GmbH
(e) Satelco AG (4)	Switzerland	Satelco AG
(f) Speech Design (Israel) Ltd. (4)	Israel	Speech Design (Israel)
(g) Speech Design Carrier Systems GmbH (4)	Germany	Speech Design Carrier Systems

(1)
Wholly owned subsidiary of Bogen Corporation

(2)
Wholly owned subsidiary of Bogen Communications, Inc.

(3)
Wholly owned subsidiary of Speech Design International Inc.

(4)
Wholly owned subsidiary of Speech Design GmbH

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SUBSIDIARIES OF THE COMPANY